ADDENDUM TO ASSET PURCHASE AGREEMENT


     THIS ADDENDUM TO ASSET PURCHASE AGREEMENT ("Addendum") is made and entered into by and among FLORIDA GAMING CORPORATION, a Delaware corporation ("Buyer"), FREEDOM FINANCIAL CORPORATION, an
Indiana corporation ("Freedom")  and INTERSTATE CAPITAL
CORPORATION, a Kentucky corporation ("Seller").

                           WITNESSETH:

     WHEREAS, Buyer, Seller and Freedom entered into an Asset
Purchase Agreement ("Agreement") dated September 24, 1997 providing for the sale of Tara Club Estates and certain adjacent commercial properties, including 2.98 acres designated as Tract
#3 (collectively the "Properties"); and

     WHEREAS, the title opinion subsequently received on Tract #3, which was to be attached as Exhibit B to the Agreement, reflects that it is subject to two deeds to secure debt which prohibit the sale and conveyance of Tract #3 without the consent of the lenders whose notes are secured by such deeds; and

     WHEREAS, Seller and Freedom have determined that it is not feasible to obtain the consents necessary to permit them to convey Tract #3 to Buyer by the anticipated closing date and Buyer is willing to delete Tract #3 from the Properties being purchased; and

     WHEREAS, Tract #3 was valued at $153,000 for the purpose of the Agreement; and

     WHEREAS, the title opinion on the remainder of the Properties excepts 3 lots sold to a builder or builders that were subsequently transferred back to Seller and/or Freedom by an unrecorded deed or deeds (the "Omitted Lots"); and

     WHEREAS, it has not been determined whether the $97,500 value of the Omitted Lots was included in the aggregate consideration being paid for the Properties by Buyer; and

     WHEREAS, the parties hereto desire to amend the Agreement to delete Tract #3 from the Properties being sold and to provide for the subsequent review and inclusion and/or omission of the Omitted Lots.

     NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties hereto, they hereby covenant and agree as follows:

     1. The Agreement is hereby amended to delete Tract #3 from the Properties being sold by deleting Exhibit B and all references thereto.


     2. Section 2 of the Agreement is amended to reduce the aggregate purchase price by $153,000 from $6,526,265 to $6,373,265.

     3. Section 2(ii) of the Agreement is amended to read as follows: "$2,084,000 by Buyer's issuance of 2,084 shares of Preferred Stock (as hereinafter defined)".

     4. Freedom and Seller agree to promptly provide evidence to Buyer as to whether the $97,500 value of the Omitted Lots was or was not included in the aggregate purchase price being paid by Buyer. If the $97,500 value of the Omitted Lots was included in the aggregate purchase price, Seller and Freedom agree to convey the Omitted Lots to Buyer by general warranty deed. If the $97,500 value of the Omitted Lots was not included in the Aggregate Purchase Price, Buyer agrees that Freedom and Seller shall retain the Omitted Lots.

     5. The Agreement shall otherwise remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, Florida Gaming Corporation, Freedom
Financial Corporation and Interstate Capital Corporation have caused this Addendum to be signed by their officers thereunto duly authorized as of the 9th day of October, 1997.


     FLORIDA GAMING                     FREEDOM FINANCIAL
     CORPORATION                        CORPORATION


     By:s/Timothy L. Hensley            By:s/W. Bennett Collett
        Timothy L. Hensley                 W. Bennett Collett
        Executive Vice President           Chairman and Chief
                                           Executive Officer

     INTERSTATE CAPITAL
     CORPORATION


     By:s.W. Bennet Collett
      W. Bennett Collett
      Chairman and Chief
      Executive Officer